Exhibit 99.1
Tronox Incorporated Reports Preliminary
2006 Third-Quarter Earnings
     Oklahoma City, Nov. 1, 2006 – Tronox Incorporated (NYSE: TRX, TRX.B) today reported preliminary results for the fiscal third quarter ended Sept. 30, 2006.
Highlights
•	Net sales for the 2006 third quarter increased nearly 15% to $376.2 million, compared with $327.4 million in the prior-year period, due primarily to increased titanium dioxide (TiO2) pigment sales volumes.

•	The company’s pigment and electrolytic and other chemical products segments both reported higher operating profits in the third quarter 2006 versus the prior-year quarter due to increased sales.

•	For the nine months ended Sept. 30, 2006, income from continuing operations was $17.2 million ($0.42 per diluted common share) compared to $34.4 million ($0.85 per share) for the same prior-year period.

•	Tronox began implementing Project Cornerstone initiatives to reduce operating cash costs and working capital and is on track with its Project Cornerstone projections.
     “In the third quarter, we remained focused on executing our long-term strategy and began implementing our Project Cornerstone initiatives, which enabled us to offset the impact of a third-party disruption of nitrogen supply that resulted in downtime at our Savannah, Ga., pigment plant and the acceleration of a maintenance project at the Tiwest synthetic rutile plant,” said Tom Adams, Tronox chairman and chief executive officer. “Although process chemical and energy costs remained high globally, we reduced our cost of goods sold on a per unit basis in the third quarter compared to the 2006 second quarter because of the hard work and determination of our employees.

     “We remain committed to improving our performance across the company through Project Cornerstone, which includes manufacturing excellence, cost reduction and cash flow initiatives. As we announced last quarter, Project Cornerstone is designed to move Tronox to top quartile performance relative to our peers and should result in the reduction of our pre-tax operating cash costs by $60 million over three years and working capital by $100 million over three to five years,” said Adams. “With employees around the world focused on these initiatives, we are on track to achieve our Cornerstone targets for 2006. I am confident we will reach our Project Cornerstone goals and meet our projected timelines, which will help us remain competitive and profitable long term, irrespective of changing business environments.”
Outlook
     “We continue to expect global TiO2 demand growth for 2006 will be in the range of 4% to 6%, with high capacity utilization and low inventories continuing through year end,” said Adams. “Although fundamentals remained strong last quarter and demand grew in Europe and the Asia/Pacific region, pricing was flat due to increased global competitiveness and the continued impact of the resumption of supply from hurricane-damaged facilities.”
     As previously announced, Tronox estimates selling, general and administrative expenses for 2006 SG&A will be in the range of $118 million to $122 million.
Results of Operations
     Tronox reported a loss from continuing operations for the 2006 third quarter of $0.7 million ($0.02 per diluted common share), compared with income from continuing operations in the 2005 third quarter of $13.7 million ($0.34 per diluted common share). Although 2006 third-quarter sales increased nearly 15% to $376.2 million due primarily to increased pigment sales volumes, our cost of sales increased at a higher rate resulting in reduced gross margin. The reduction in gross margin was primarily a result of higher energy and process chemical costs globally and higher costs associated with the Tiwest joint venture synthetic rutile plant and mining operations. Compared to the prior year, the company also recognized additional interest and debt expense as a result of becoming a stand-alone company, which negatively impacted earnings for the quarter. The third-quarter results from continuing operations include an income tax provision of $2.8 million reflecting a higher effective tax rate than statutory rate due primarily to the taxation of foreign operations and the treatment of stock-based compensation.
     The company had a net loss of $14.0 million ($0.35 per share) in the third quarter 2006, compared with net income of $12.2 million ($0.30 per share) in the 2005 third quarter. As previously disclosed, Tronox has been engaged in non-binding mediation with the U.S. Environmental Protection Agency (EPA) regarding reimbursement for remediation of a former wood-treatment site in New Jersey. As a result of ongoing settlement discussions during the mediation process, the company has recorded an $11 million charge, net of tax, in discontinued operations during the third quarter. The mediation process is continuing. In the event the mediation does not lead to an acceptable solution, Tronox intends to vigorously defend against EPA’s demand.
     Adjusted EBITDA was $44.9 million in the third quarter of 2006, compared with $53.4 million in the 2005 third quarter. The decrease in 2006 from 2005 was due to the increased cost of sales.

			Nine Months Ended
	Third Quarter		Sept. 30,
(Millions of dollars, except
per-share amounts)	2006	2005	2006	2005
Income (Loss) from Continuing Operations	$(0.7)	$13.7	$17.2	$34.4
Loss from Discontinued Operations	(13.3)	(1.5)	(25.0)	(21.8)

Net Income (Loss)	$(14.0)	$12.2	$(7.8)	$12.6

Diluted Earnings Per Share (1)
Income (Loss) from Continuing Operations	$(0.02)	$0.34	$0.42	$0.85
Loss from Discontinued Operations	(0.33)	(0.04)	(0.61)	(0.54)

Net Income (Loss)	$(0.35)	$0.30	$(0.19)	$0.31

Adjusted EBITDA (2)	$44.9	$53.4	$148.0	$180.7

(1)	The initial public offering of Tronox Incorporated Class A common stock was completed on Nov. 28, 2005. For purposes of this presentation, earnings per share for the three and nine months ended Sept. 30, 2005, have been presented using the Tronox common shares outstanding as of Dec. 31, 2005.

(2)	Adjusted EBITDA, which is used by management to measure performance, is a non-GAAP financial measure. Management believes that Adjusted EBITDA is useful to investors because it is used in the company’s debt instruments to determine compliance with financial covenants. It is included as a supplemental measure of the company’s operating performance because it eliminates items that have less bearing on operating performance and highlights trends in the core business that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to measures of the company’s financial performance as determined in accordance with GAAP, such as net income (loss). Because other companies may calculate Adjusted EBITDA differently, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. A detailed reconciliation to the comparable GAAP financial measures can be found on page 10 of this news release and also can be found in the Investor Relations section of the company’s website at http://www.tronox.com/ir/ir_GAAP.htm.
Pigment Segment Results
     Tronox’s pigment sales for the third quarter of 2006 totaled $349.0 million, an increase of approximately 15.6% over the 2005 third-quarter sales of $302.0 million due to increased sales volumes primarily in the Asia/Pacific and European regions.
     In the 2006 third quarter, pigment production volumes increased to 149,200 tonnes, compared with 145,400 tonnes in the prior-year period. Production in the 2006 third quarter was up from the 2006 second-quarter production of 144,500 tonnes.
     Pigment operating profit in the 2006 third quarter was $15.6 million, compared with $15.0 million for the 2005 third quarter. The increase in operating profit was primarily due to increased sales volumes partially offset by higher energy and process chemical costs and higher costs associated with the Tiwest joint venture synthetic rutile plant and mining operations. As announced earlier, the accelerated maintenance at the Tiwest synthetic rutile facility was completed on time and within Tronox’s cost projections.
Electrolytic and Other Chemical Products Segment Results
     Electrolytic and other chemical products sales for the 2006 third quarter were $27.2 million, compared with $25.4 million in the 2005 period. Third-quarter 2006 operating profit for electrolytic and other chemical products was $1.7 million, compared with $0.5 million in the third quarter of 2005.
Debt and Cash Balances
     Tronox had debt outstanding of $556.8 million at Sept. 30, 2006, compared with $549.0 million at June 30, 2006. The increase in debt was due to the previously announced acquisition of additional mine tenements in Western Australia, which increased Tronox’s 50% undivided interest in the Tiwest joint venture’s proven and probable reserves by approximately 1.1 million tonnes. At Sept. 30, 2006, the company had cash and cash equivalents of $56.2 million and no amount outstanding under its $250 million revolving credit facility.
Conference Call
     Tronox will hold a conference call today at 11 a.m. EST to discuss its third-quarter 2006 financial and operating results and expectations for the future. Interested parties may listen to the call via Tronox’s website at www.tronox.com or by calling 1-866-800-8649 in the United States, or 1-617-614-2703 outside the United States. The code for both dial-in numbers will be #52508263. A replay of the call will be available for seven days at 1-888-286-8010 in the United States or 1-617-801-6888 outside the United States. The code for the replay will be #38003968. The webcast will be archived for 30 days on the company’s website.
About Tronox
     Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 624,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to more than 1,100 customers in approximately 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide. For information on Tronox, visit www.tronox.com.

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Forward-Looking Statements: Some information in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors Section of Tronox’s Annual Report on Form 10-K and Form 10-Q, as filed with the U.S. Securities and Exchange Commission (SEC), and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release. The company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Investors are urged to consider closely the disclosures and risk factors in Tronox’s Annual Report on Form 10-K available on Tronox’s website, www.tronox.com. This also can be obtained from the SEC by calling 1-800-SEC-0330.

Media Contact:	Debbie Schramm
Direct: 405-775-5177
Cell: 405-830-6937
debbie.schramm@tronox.com

Investor Contact:	Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com
06-33

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Millions of dollars, except per-share amounts)	2006	2005	2006	2005
Consolidated Statement of Operations
Net sales	$376.2	$327.4	$1,085.3	$1,017.5
Cost of sales	334.1	283.7	952.0	847.6

Gross Margin	42.1	43.7	133.3	169.9
Selling, general and administrative expenses	28.1	28.4	89.3	85.9
Provision for environmental remediation and restoration, net of reimbursements	0.1	0.3	(20.4)	17.0

	13.9	15.0	64.4	67.0
Interest and debt expense	(12.6)	—	(36.9)	—
Other income (expense)	0.8	3.1	10.5	(12.1)

Income from Continuing Operations before Income Taxes	2.1	18.1	38.0	54.9
Income Tax Provision	(2.8)	(4.4)	(20.8)	(20.5)

Income (Loss) from Continuing Operations	(0.7)	13.7	17.2	34.4
Loss from Discontinued Operations, net of taxes	(13.3)	(1.5)	(25.0)	(21.8)

Net Income (Loss)	$(14.0)	$12.2	$(7.8)	$12.6

Income (Loss) per Common Share
Basic -
Continuing operations	$(0.02)	$0.34	$0.43	$0.85
Discontinued operations	(0.33)	(0.04)	(0.62)	(0.54)

Net income (loss)	$(0.35)	$0.30	$(0.19)	$0.31

Diluted -
Continuing operations	$(0.02)	0.34	$0.42	0.85
Discontinued operations	(0.33)	(0.04)	(0.61)	(0.54)

Net income (loss)	$(0.35)	$0.30	$(0.19)	$0.31

Weighted average shares outstanding (thousands) (a)
Basic	40,374	40,369	40,373	40,369
Diluted	40,374	40,369	40,886	40,369

(a)	The shares outstanding for 2005 have been presented on a pro forma basis. This reflects the Class B common stock retroactively adjusted for the recapitalization for the full year and assumes the Class A common stock that was issued in November 2005 in connection with the IPO was outstanding for the entire year.

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Millions of dollars)	2006	2005	2006	2005
Segment Information
Net sales
Pigment	$349.0	$302.0	$1,007.0	$944.2
Electrolytic and other chemical products	27.2	25.4	78.3	73.3

Total	$376.2	$327.4	$1,085.3	$1,017.5

Operating profit (loss)
Pigment	$15.6	$15.0	$51.5	$80.2
Electrolytic and other chemical products	1.7	0.5	24.8	(6.3)

	17.3	15.5	76.3	73.9

Corporate and nonoperating sites	(3.3)	(0.5)	(11.8)	(1.3)
Provision for environmental remediation and restoration	(0.1)	—	(0.1)	(5.6)

Total operating profit	13.9	15.0	64.4	67.0

Interest and debt expense	(12.6)	—	(36.9)	—
Other income (expense)	0.8	3.1	10.5	(12.1)
Income tax provision	(2.8)	(4.4)	(20.8)	(20.5)
Loss from discontinued operations, net of taxes	(13.3)	(1.5)	(25.0)	(21.8)

Net Income (Loss)	$(14.0)	$12.2	$(7.8)	$12.6

Other Income (Expense)
Net foreign currency transaction gain (loss)	$(1.2)	$0.4	$6.9	$(1.8)
Equity in net earnings of equity method investees	1.3	1.7	6.0	1.9
Net interest expense on borrowings with affiliates and interest income	0.5	(3.3)	1.8	(10.9)
Gain on accounts receivables sales	—	4.2	—	0.2
Provision for litigation settlements	—	—	(3.7)	—
Other expense	0.2	0.1	(0.5)	(1.5)

Total	$0.8	$3.1	$10.5	$(12.1)

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Volumes and capacity in thousands of tonnes)	2006	2005	2006	2005
Selected Information
Titanium Dioxide Operating Statistics
Production volumes
100% owned facilities	124.8	118.6	366.3	357.0
50% owned production — Tiwest joint venture	12.2	13.4	39.1	39.2

Total Tronox production	137.0	132.0	405.4	396.2
Product purchased from Tiwest joint venture partner	12.2	13.4	39.1	39.2

Total production available to be marketed by Tronox	149.2	145.4	444.5	435.4

Production capacity — period to date
100% owned facilities	129.6	129.6	384.4	384.4
50% owned production — Tiwest joint venture	13.9	13.9	41.2	41.2

Total Tronox production capacity	143.5	143.5	425.6	425.6
Production capacity of Tiwest joint venture partner	13.9	13.9	41.2	41.2

Total production capacity available to be marketed by Tronox	157.4	157.4	466.8	466.8

Percentage change in average TiO2 selling price in U.S. dollars Q3, 2006 vs. Q2, 2006	Flat

	At	At
	Sept. 30,	Dec. 31,
(Millions of dollars)	2006	2005
Selected Balance Sheet Information
Cash and Cash Equivalents	$56.2	$69.0
Current Assets	770.7	779.4
Total Assets	1,913.4	1,758.3
Current Liabilities	366.5	375.0
Long-term Debt	553.2	548.0
Business / Stockholders’ Equity	510.9	489.0

Shares outstanding at period-end (thousands)	41,247	40,776

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Selected Cash Flow Information
Cash provided by operating activities	$49.5	$51.5	$62.9	$13.0
Depreciation and amortization	25.1	24.5	74.4	78.1
Capital expenditures (a)	18.0	20.3	61.3	51.7

(a)	Excludes $9.4 million of noncash expenditures for the acquisition of mining tenements in Australia

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Millions of dollars)	2006	2005	2006	2005
Adjusted EBITDA
Net income (loss)	$(14.0)	$12.2	$(7.8)	$12.6
Interest and debt expense	12.6	—	36.9	—
Net interest expense on borrowings with affiliates and interest income (a)	(0.5)	3.3	(1.8)	10.9
Income tax provision (benefit)	(5.0)	3.6	6.1	8.8
Depreciation and amortization expense	25.1	24.5	74.4	78.1

EBITDA	18.2	43.6	107.8	110.4

Loss from discontinued operations	21.1	2.3	39.7	33.5
Provision for environmental remediation and restoration, net of reimbursements	0.1	0.3	(20.4)	17.0
Gain on sale of assets	(0.9)	—	(0.9)	—
Noncash charges constituting:
One-time fees, costs and expenses related to separation from Kerr-McGee	—	—	1.7	—
Gain on sales of accounts receivable	—	(4.2)	—	(0.2)
Write-downs of property, plant and equipment and other assets	1.0	7.5	1.3	8.5
Asset retirement obligations	—	—	—	1.0
Other items (b)	5.4	3.9	18.8	10.5

Adjusted EBITDA	$44.9	$53.4	$148.0	$180.7

(a)	Included as a component of Other income (expense) in the company’s consolidated statement of operations.

(b)	Includes noncash stock-based compensation, noncash pension and postretirement cost and accretion expense.
Adjusted EBITDA, which is used by management to measure performance, is a non-GAAP financial measure. Management believes that adjusted EBITDA is useful to investors because it is used in the company’s debt instruments to determine compliance with financial covenants. It is included as a supplemental measure of the company’s operating performance because it eliminates items that have less bearing on operating performance and highlights trends in the core business that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to measures of the company’s financial performance as determined in accordance with GAAP, such as net income (loss). Because other companies may calculate adjusted EBITDA differently, this presentation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies.